Exhibit 99.1

Arconic Reports Fourth Quarter 2019 and Full Year 2019 Results

Fourth quarter 2019 sharp year-over-year improvement in earnings and operational cash flows

On track to execute separation on April 1, 2020

Fourth Quarter 2019 Highlights

  Revenue of $3.4 billion, down 2% year over year; organic revenue1 up 1% year over year
  Net income of $309 million, or $0.70 per share, versus net income of $218 million, or $0.44 per share, in the fourth quarter 2018
  Net income excluding special items of $234 million, or $0.53 per share, versus $162 million, or $0.33 per share, in the fourth quarter 2018
  Operating income of $416 million versus $323 million in the fourth quarter 2018
  Operating income excluding special items of $444 million, up 37% year over year
  Operating income margin excluding special items up 380 basis points year over year
  Cash balance2 of $1.7 billion

Full Year 2019 Highlights

  Revenue of $14.2 billion, up 1% year over year; organic revenue1 up 7% year over year
  Net income of $470 million, or $1.03 per share, versus net income of $642 million, or $1.30 per share, in the full year 2018
  Net income excluding special items of $971 million, or $2.11 per share, versus $676 million, or $1.36 per share, in the full year 2018
  For the full year, cash provided from operations of $406 million, cash used for financing activities of $1.6 billion, and cash provided from investing activities of $583 million
  Adjusted Free Cash Flow for the full year was $815 million, or $870 million excluding separation costs

2020 Guidance*

  Issued Full Year 2020 Guidance: Revenue $13.9-$14.2 billion, Earnings Per Share Excluding Special Items $2.22-$2.42, Adjusted Free Cash Flow $800-$900 million
  Issued First Quarter 2020 Guidance: Earnings Per Share Excluding Special Items $0.47-$0.53

Key Announcements

  Annual operating costs are projected to be reduced by approximately $300 million on a run-rate basis. The Company captured approximately $213 million of savings in 2019.
  Repurchased an additional $50 million of common stock in the fourth quarter 2019, for a total of $1.15 billion of common stock repurchased at a weighted average price of approximately $20.97 per share in full year 2019; $350 million remains authorized for share repurchases.
  Separation on track for April 1, 2020. Howmet Aerospace Inc. (Remain Co.) and Arconic Corporation (Spin Co.) to hold Investor Days on February 25, 2020. Timothy D. Myers appointed as Chief Executive Officer-Designate of Arconic Corporation effective upon its legal separation from the Company.
  Continued progress on divestitures, with transactions signed or closed in full year 2019 expected to generate approximately $190 million of net proceeds.
  Repaid in cash the aggregate outstanding principal amount of the 1.63% Convertible Senior Notes of approximately $403 million on October 15, 2019. As a result, the diluted share count ceased to include approximately 15 million of common stock previously attributable to the Notes. Total diluted shares as of the end of 2019 were approximately 440 million.

_______________________________
1Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (which completed its planned phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.
2 Includes restricted cash of approximately $55 million.
* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2020 Guidance” below.

PITTSBURGH--(BUSINESS WIRE)--January 27, 2020--Arconic Inc. (NYSE: ARNC) today reported fourth quarter 2019 and full year 2019 results. The Company reported fourth quarter revenues of $3.4 billion, down 2% year over year. Organic revenue1 was up 1% year over year on growth in the aerospace, packaging and industrial markets and favorable product pricing, largely offset by weakness in the automotive, commercial transportation, and building and construction markets.

Arconic reported net income of $309 million, or $0.70 per share, in the fourth quarter 2019 versus net income of $218 million, or $0.44 per share, in the fourth quarter 2018. Net income excluding special items was $234 million, or $0.53 per share, in the fourth quarter 2019, versus $162 million, or $0.33 per share, in the fourth quarter 2018. Net income in the fourth quarter 2019 included $75 million of income from Special items, including discrete and special tax items principally related to U.S. tax basis adjustments to foreign subsidiaries, partially offset by separation costs. Full year 2019 net income was $470 million, or $1.03 per share, versus net income of $642 million, or $1.30 per share, in the full year 2018. Full year 2019 net income excluding special items was $971 million, or $2.11 per share, versus $676 million, or $1.36 per share, in the full year 2018. Net income in the full year 2019 included $501 million of expenses from Special items, principally related to charges associated with non-cash asset impairments and separation costs, partially offset by discrete and special tax items principally related to U.S. tax basis adjustments to foreign subsidiaries.

Fourth quarter 2019 operating income was $416 million, versus operating income of $323 million in the fourth quarter 2018. Operating income excluding special items was $444 million, up 37% year over year, driven by net cost reductions, favorable product pricing, and favorable aluminum and raw material costs, partially offset by lower volumes in automotive and commercial transportation. Full year 2019 operating income was $1.0 billion versus $1.3 billion in the full year 2018. Operating income excluding special items for full year 2019 was $1.8 billion versus $1.4 billion in the full year 2018, driven by favorable product pricing; net cost reductions; volume growth in aerospace, packaging and commercial transportation markets; and favorable aluminum and raw material costs. These impacts were partially offset by unfavorable product mix.

Arconic Chairman and Chief Executive Officer John Plant said, “In 2019, the Arconic team delivered improved revenue, adjusted operating income, adjusted operating income margin, adjusted free cash flow and adjusted earnings per share. Arconic’s 2019 return on net assets improved by 450 basis points year over year to 13.7%.”

Arconic ended the year with a cash balance2 of $1.7 billion. For the full year 2019 and 2018: Cash provided from operations was $406 million and $217 million, respectively; cash used for financing activities totaled $1.6 billion and $649 million, respectively, as full year 2019 reflected the impact of the share repurchase programs totaling $1.15 billion; and cash provided from investing activities was $583 million and $565 million, respectively. Adjusted Free Cash Flow for the full year 2019 was $815 million, up 75% from full year 2018. Adjusted Free Cash Flow excluding separation costs for the full year 2019 was $870 million, up 87% from full year 2018.

Fourth Quarter 2019 Segment Performance

Engineered Products and Forgings (EP&F)

EP&F reported revenue of $1.7 billion, an increase of 1% year over year. Organic revenue1 was up 2%, driven by aerospace growth, partially offset by weakness in commercial transportation. Segment operating profit was $354 million, up $86 million or 32% year over year, driven by net cost reductions, favorable product pricing, lower raw material costs and volume increases, partially offset by mix. Segment operating profit margin was 20.4%, up 480 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.7 billion, down 5% year over year. Organic revenue1 was flat year over year. Segment operating profit was $150 million, up $57 million or 61% year over year, driven by net cost reductions, favorable aluminum prices, favorable pricing in industrial and commercial transportation, and the transition of Tennessee’s North American packaging business to more profitable industrial products. These impacts were partially offset by weakness in automotive, commercial transportation and building and construction markets. Segment operating profit margin was 9.0%, up 370 basis points year over year.

Full Year 2019 Segment Performance

Segment performance in 2019 included the following:

  EP&F revenue of $7.1 billion, up 5% year over year; organic revenue1 up 6% year over year; segment operating profit was $1.4 billion, up $285 million year over year; segment operating profit margin was 19.6%, up 330 basis points year over year.
  GRP revenue of $7.1 billion, down 2% year over year; organic revenue1 up 6% year over year; segment operating profit was $625 million, up $144 million year over year; segment operating profit margin was 8.8%, up 210 basis points year over year.

2020 Guidance*

Arconic is providing the following 2020 guidance:

Full Year 2020
Revenue	$13.9-$14.2 billion
Earnings Per Share Excluding Special Items*	$2.22-$2.42
Adjusted Free Cash Flow*	$800-$900 million

Arconic expects first quarter 2020 Earnings Per Share Excluding Special Items to be in a range of $0.47-$0.53.

* All guidance excludes separation impacts. Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures, such as earnings per share excluding special items and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cost Reduction Commitment Update

The Company expects annual run rate operating costs to be reduced by approximately $300 million on a run-rate basis. The Company captured approximately $213 million of savings in full year 2019.

Executed Cumulative Share Buybacks Totaling $1.15 Billion; $350 Million Authorization Remains

During the fourth quarter 2019, the Company repurchased approximately 1.6 million shares of its common stock for $50 million. In total, Arconic repurchased approximately 54.9 million shares in full year 2019 at a weighted average price of approximately $20.97 per share. Three hundred fifty million dollars remains authorized for share repurchases. Total diluted shares as of the end of 2019 were approximately 440 million.

Targeting Separation Completion April 1, 2020

The Company expects the separation to be complete before the opening of the market on April 1, 2020. The separation remains subject to the satisfaction of certain conditions and may change if certain conditions are not satisfied by that date, as described in Arconic Corporation’s preliminary information statement filed with the Form 10.

Howmet Aerospace Inc. (Remain Co.) and Arconic Corporation (Spin Co.) will hold Investor Days on February 25, 2020, both of which will be available via webcast. The Engineered Products and Forgings businesses (engine products, fastening systems, engineered structures and forged wheels) will remain in the existing company (Remain Co.), which will be renamed Howmet Aerospace Inc. at separation and change its stock ticker from “ARNC” to “HWM.” The Global Rolled Products businesses (global rolled products, aluminum extrusions and building and construction systems) will comprise Spin Co. and will be named Arconic Corporation at separation and apply for authorization to list its common stock on the New York Stock Exchange under the symbol “ARNC.”

On January 13, 2020, the Company entered into an employment letter agreement with Timothy D. Myers providing for his appointment as the Chief Executive Officer of Arconic Corporation effective upon its legal separation from the Company. Until separation, Mr. Myers will continue to serve as Executive Vice President and Group President, Global Rolled Products, which includes Extrusions and Building and Construction Systems.

The separation does not trigger incremental pension cash contributions.

Progress on Divestitures

In the fourth quarter 2019, the Company completed the previously announced sale of its forgings business in the U.K. for net proceeds of $59 million in cash. The Company continues to expect to close the previously announced sale of its aluminum rolling mill in Itapissuma, Brazil in the first quarter 2020 for approximately $50 million in cash. The Company also expects to close the previously announced sale of its hard alloy extrusions plant in South Korea in the first quarter 2020 for approximately $61 million in cash. In 2019, the Company signed or closed divestitures expected to generate approximately $190 million in net proceeds.

Convertible Notes Matured on October 15, 2019

The Company repaid in cash the aggregate outstanding principal amount of the 1.63% Convertible Senior Notes of approximately $403 million, together with accrued and unpaid interest, on the maturity date, October 15, 2019. No shares of the Company’s common stock were issued in connection with the maturity or the final conversion of the Notes. As of October 15, 2019, the calculation of average diluted shares outstanding ceased to include the approximately 15 million shares of common stock previously attributable to the Notes. Total diluted shares as of the end of 2019 were approximately 440 million.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on January 27, 2020, to present fourth quarter 2019 and full year 2019 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors”; presentation materials will be available at approximately 8:00 AM Eastern Time on January 27.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, defense, automotive, industrial, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainties regarding the planned separation, including whether it will be completed pursuant to the targeted timing, asset perimeters, and other anticipated terms, if at all; (b) the impact of the separation on the businesses of Arconic; (c) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Arconic’s resources, systems, procedures and controls, disruption of its ongoing business, and diversion of management’s attention from other business concerns; (d) deterioration in global economic and financial market conditions generally; (e) unfavorable changes in the markets served by Arconic; (f) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (g) competition from new product offerings, disruptive technologies or other developments; (h) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (i) manufacturing difficulties or other issues that impact product performance, quality or safety; (j) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (k) the impact of potential cyber attacks and information technology or data security breaches; (l) the loss of significant customers or adverse changes in customers’ business or financial conditions; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (p) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its completed phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.
2 Includes restricted cash of approximately $55 million.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	December 31, 2019	September 30, 2019	December 31, 2018
Sales	$3,401	$3,559	$3,472

Cost of goods sold (exclusive of expenses below)	2,670	2,800	2,845
Selling, general administrative, and other expenses	181	167	140
Research and development expenses	15	16	26
Provision for depreciation and amortization	129	131	149
Restructuring and other charges(1)	(10)	119	(11)
Operating income	416	326	323

Interest expense	82	86	87
Other expense, net	30	31	10

Income before income taxes	304	209	226
(Benefit) provision for income taxes	(5)	114	8

Net income	$309	$95	$218

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(2)(3):
Earnings per share	$0.71	$0.22	$0.45
Average number of shares(3)(4)	432,802,445	436,364,035	483,239,287

Diluted(2)(3):
Earnings per share	$0.70	$0.21	$0.44
Average number of shares(3)(4)	441,941,647	456,679,981	503,018,904
(1)

Restructuring and other charges for the quarter ended December 31, 2019 included contingent consideration received related to the 2018 sale of the Texarkana rolling mill of $20, partially offset by charges of $10 for asset impairments, accelerated depreciation, and other exit costs. Restructuring and other charges for the quarter ended September 30, 2019 included charges of $59 and $43 primarily related to non-cash impairments of the net book value of the Company’s aluminum rolling mill in Brazil and its forgings business in the U.K., respectively, associated with agreements reached during the quarter to sell these businesses. Other charges of $17 in the third quarter included asset impairments, accelerated depreciation, and pension plan settlements. Restructuring and other charges for the quarter ended December 31, 2018 primarily included a gain of $154 on the sale of the Texarkana rolling mill, offset by pension plan settlement charges of $92 associated with significant lump sum payments made to participants and a loss of $43 on the sale of the Eger, Hungary forgings business.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018 need to be subtracted from Net income.

(3)

For the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (9 million, 20 million, and 20 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (convertible debt matured and was repaid in October 2019).

(4)	Basic and diluted average number of shares for the quarters ended December 31, 2019 and September 30, 2019 reflect the impact of share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Year ended
	December 31, 2019	December 31, 2018
Sales	$14,192	$14,014

Cost of goods sold (exclusive of expenses below)	11,227	11,397
Selling, general administrative, and other expenses	704	604
Research and development expenses	70	103
Provision for depreciation and amortization	536	576
Restructuring and other charges(1)	620	9
Operating income	1,035	1,325

Interest expense(2)	338	378
Other expense, net	122	79

Income before income taxes	575	868
Provision for income taxes	105	226

Net income	$470	$642

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(3)(4):
Earnings per share	$1.05	$1.33
Average number of shares(4)(5)	446,217,357	482,879,501

Diluted(3)(4):
Earnings per share	$1.03	$1.30
Average number of shares(4)(5)	462,827,223	502,627,363

Common stock outstanding at the end of the period(5)	432,855,183	483,270,717
(1)

Restructuring and other charges for the year ended December 31, 2019 included charges of $54 and $46 primarily related to non-cash impairments of the net book value of the Company’s aluminum rolling mill in Brazil and its forgings business in the U.K., respectively, associated with agreements reached to sell these businesses; an impairment of a long-lived asset group of $428; net layoff costs of $97, and asset impairment and other exit costs of $73, partially offset by a credit of $58 related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries; and contingent consideration received related to the 2018 sale of the Texarkana rolling mill of $20. Restructuring and other charges for the year ended December 31, 2018 primarily included a gain of $154 on the sale of the Texarkana rolling mill, offset by pension plan settlement charges of $96 associated with significant lump sum payments made to participants and a loss of $43 on the sale of the Eger, Hungary forgings business.

(2)	Interest expense for the year ended December 31, 2018 included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.
(3)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 for the years ended December 31, 2019 and 2018 need to be subtracted from Net income.
(4)

For the years ended December 31, 2019 and 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (17 million and 20 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (convertible debt matured and was repaid in October 2019).

(5)

Basic and diluted average number of shares and Common stock outstanding at the end of the period for the year ended December 31, 2019 reflects the impact of share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,648	$2,277
Receivables from customers, less allowances of $3 in 2019 and $4 in 2018	967	1,047
Other receivables	484	451
Inventories	2,429	2,492
Prepaid expenses and other current assets(1)	314	314
Total current assets	5,842	6,581

Properties, plants, and equipment, net(2)(3)	5,463	5,704
Goodwill	4,493	4,500
Deferred income taxes	608	573
Intangibles, net(3)	658	919
Other noncurrent assets(2)(3)	514	416
Total assets	$17,578	$18,693

Liabilities
Current liabilities:
Accounts payable, trade	$2,043	$2,129
Accrued compensation and retirement costs	432	370
Taxes, including income taxes	87	118
Accrued interest payable	112	113
Other current liabilities(2)	418	356
Short-term debt	1,034	434
Total current liabilities	4,126	3,520
Long-term debt, less amount due within one year	4,906	5,896
Accrued pension benefits	2,460	2,230
Accrued other postretirement benefits	714	723
Other noncurrent liabilities and deferred credits(2)	751	739
Total liabilities	12,957	13,108

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock(4)	433	483
Additional capital(4)	7,319	8,319
Retained earnings (accumulated deficit)(2)	129	(358)
Accumulated other comprehensive loss	(3,329)	(2,926)
Total Arconic shareholders’ equity	4,607	5,573
Noncontrolling interests	14	12
Total equity	4,621	5,585
Total liabilities and equity	$17,578	$18,693

(1)	Includes restricted cash of $55 and $6 at December 31, 2019 and 2018, respectively.
(2)

Effective January 1, 2019, Arconic adopted the new accounting standard for leases that resulted in the Company recording operating lease right-of-use assets and lease liabilities of approximately $320. Also, the Company reclassified cash proceeds of $119 from Other noncurrent liabilities and deferred credits, assets of $24 from Properties, plants, and equipment, net, and a deferred tax asset of $22 from Other noncurrent assets to Retained earnings (accumulated deficit) reflecting the cumulative effect of an accounting change related to the deferred gain resulting from the sale-leaseback of the Texarkana, Texas cast house in October of 2018. The adoption of the standard had no impact on the Statement of Consolidated Operations or Statement of Consolidated Cash Flows.

(3)

In the second quarter of 2019, the Company recorded an impairment charge of $428 related to a long-lived asset group. The impairment charge impacted properties, plant and equipment; intangible assets; and certain other noncurrent assets by $198, $197, and $33, respectively.

(4)	Reflects the impact of share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions, except as noted)

	Year ended December 31,
	2019	2018
Operating activities
Net income	$470	$642
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	536	576
Deferred income taxes	(19)	31
Restructuring and other charges	620	9
Net loss from investing activities—asset sales	7	10
Net periodic pension benefit cost	115	130
Stock-based compensation	60	50
Other	13	75
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(977)	(1,142)
(Increase) in inventories	(3)	(74)
Decrease (increase) in prepaid expenses and other current assets	4	(1)
(Decrease) increase in accounts payable, trade	(56)	339
(Decrease) in accrued expenses	(42)	(190)
(Decrease) increase in taxes, including income taxes	(2)	104
Pension contributions	(268)	(298)
(Increase) in noncurrent assets	(7)	(20)
(Decrease) in noncurrent liabilities	(45)	(24)
Cash provided from operations	406	217

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	2	(7)
Additions to debt (original maturities greater than three months)	400	600
Payments on debt (original maturities greater than three months)	(806)	(1,103)
Premiums paid on early redemption of debt	—	(17)
Proceeds from exercise of employee stock options	56	16
Dividends paid to shareholders	(57)	(119)
Repurchases of common stock(1)	(1,150)	—
Other	(13)	(19)
Cash used for financing activities	(1,568)	(649)

Investing Activities
Capital expenditures	(586)	(768)
Proceeds from the sale of assets and businesses	103	309
Sales of investments	73	9
Cash receipts from sold receivables	995	1,016
Other	(2)	(1)
Cash provided from investing activities	583	565

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(4)
Net change in cash, cash equivalents and restricted cash	(579)	129
Cash, cash equivalents and restricted cash at beginning of year	2,282	2,153
Cash, cash equivalents and restricted cash at end of year	$1,703	$2,282
(1)

For the year ended December 31, 2019, Arconic repurchased and retired 54,852,364 shares of its common stock for $1,150 through multiple agreements pursuant to share repurchase programs previously authorized by its Board of Directors.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	4Q18	2018	1Q19	2Q19	3Q19	4Q19	2019
Engineered Products and Forgings
Third-party sales	$1,715	$6,798	$1,756	$1,822	$1,794	$1,733	$7,105
Segment operating profit	$268	$1,105	$313	$360	$363	$354	$1,390
Segment operating profit margin	15.6%	16.3%	17.8%	19.8%	20.2%	20.4%	19.6%
Provision for depreciation and amortization	$72	$289	$71	$70	$65	$63	$269
Restructuring and other charges	$46	$70	$18	$443	$45	$3	$509
Capital expenditures	$135	$407	$117	$88	$62	$77	$344

Global Rolled Products
Third-party sales	$1,755	$7,223	$1,784	$1,868	$1,763	$1,667	$7,082
Intersegment sales	$44	$205	$52	$49	$41	$41	$183
Segment operating profit(1)	$93	$481	$135	$179	$161	$150	$625
Segment operating profit margin	5.3%	6.7%	7.6%	9.6%	9.1%	9.0%	8.8%
Provision for depreciation and amortization	$68	$253	$59	$59	$57	$58	$233
Restructuring and other charges	$(160)	$(157)	$11	$26	$62	$(18)	$81
Third-party aluminum shipments (kmt)	319	1,301	331	367	351	330	1,379
Capital expenditures	$120	$308	$39	$37	$35	78	189

Reconciliation of Total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$361	$1,586	$448	$539	$524	$504	$2,015
Unallocated amounts:
Restructuring and other charges	11	(9)	(12)	(499)	(119)	10	(620)
Corporate expense(2)	(49)	(252)	(62)	(121)	(79)	(98)	(360)
Consolidated operating income (loss)	323	1,325	374	(81)	326	416	1,035
Interest expense(3)	(87)	(378)	(85)	(85)	(86)	(82)	(338)
Other expense, net	(10)	(79)	(32)	(29)	(31)	(30)	(122)
Consolidated income (loss) before income taxes	$226	$868	$257	$(195)	$209	$304	$575

In the third quarter of 2019, the Company realigned its operations by eliminating its Transportation and Construction Solutions (TCS) segment and transferring the Forged Wheels business to its Engineered Products and Forgings segment (formerly named the Engineered Products and Solutions segment) and the Building and Construction Systems business to its Global Rolled Products segment. The Latin American extrusions business, which was formerly part of the Company's TCS segment until its sale in April of 2018, was moved to Corporate. In the first quarter of 2019, the Company transferred its Aluminum Extrusions operations from the Engineered Products and Forgings segment to the Global Rolled Products segment. Prior period financial information has been recast to conform to current year presentation.

Segment performance under Arconic’s management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. Arconic’s definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges. Segment operating profit includes the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities. Differences between certain segment totals and consolidated Arconic are in Corporate.

(1)	For the year ended December 31, 2018, Segment operating profit for the Global Rolled Product segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.
(2)

For the year ended December 31, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions. For the quarter ended June 30, 2019, Corporate expense included $25 of costs associated with ongoing environmental remediation; $16 of costs associated with the planned separation of Arconic; $9 of costs associated with negotiation of the collective bargaining agreement with the United Steelworkers (USW); $9 impairment of assets of the energy business; and $4 of costs related to a fire at a fasteners plant. For the quarter ended September 30, 2019, Corporate expense included $25 of costs associated with the planned separation of Arconic and $4 of costs related to a fire at a fasteners plant. For the quarter ended December 31, 2019, Corporate expense included $34 of costs associated with the planned separation of Arconic and $1 of net costs related to a fire at a fasteners plant (net of insurance reimbursements).

(3)	For the year ended December 31, 2018, Interest expense included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$309	$95	$218	$470	$642
Diluted earnings per share (EPS)	$0.70	$0.21	$0.44	$1.03	$1.30

Special items:
Restructuring and other charges	(10)	119	(11)	620	9
Discrete tax items(1)	(142)	10	(64)	(167)	(15)
Other special items(2)	92	43	16	188	59
Tax impact(3)	(15)	(7)	3	(140)	(19)

Net income excluding Special items	$234	$260	$162	$971	$676

Diluted EPS excluding Special items	$0.53	$0.58	$0.33	$2.11	$1.36

Average number of shares - diluted EPS excluding Special items	441,941,647	456,679,981	503,018,904	462,827,223	502,627,363

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:

  for the quarter ended December 31, 2019, a benefit related to a U.S. tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($139) and a benefit for a number of small items ($3);
  for the quarter ended September 30, 2019, a charge related to the adjustment of prior year taxes ($9), a charge for interest accruals for the potential underpayment of taxes ($2), and a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($1);
  for the quarter ended December 31, 2018, a benefit related to certain prior year foreign investment losses no longer recapturable ($74), a benefit to record prior year adjustments in various jurisdictions ($17), a benefit to release valuation allowances and revalue deferred taxes due to current year tax law and tax rate changes in various U.S. states ($12), and a benefit to recognize the tax impact of prior year foreign losses in continuing operations that were supported by foreign income in other comprehensive income ($6), partially offset by a charge from the Company’s finalized analysis of the U.S. Tax Cuts and Jobs Act of 2017 ($45);
  for the year ended December 31, 2019, a benefit related to a U.S. tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($139), a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($24), a net benefit for foreign tax rate changes ($12), and a benefit for a number of small tax items ($1), partially offset by a net charge related to the adjustment of prior year taxes ($6) and a charge for interest accruals for potential underpayment of taxes ($3); and
  for the year ended December 31, 2018, a benefit related to certain prior year foreign investment losses no longer recapturable ($74), a benefit to reverse a foreign tax reserve that is effectively settled ($38), a benefit to release valuation allowances and revalue deferred taxes due to current year tax law and tax rate changes in various U.S. states ($12), a benefit to record prior year adjustments in various jurisdictions ($7), and a benefit to recognize the tax impact of prior year foreign losses in continuing operations that were supported by foreign income in other comprehensive income ($6), partially offset by a charge to establish a tax reserve in Spain ($60), a net charge resulting from the Company’s finalized analysis of the U.S. Tax Cuts and Jobs Acts of 2017 ($59), and a net charge for a number of small items ($3).

(2)	Other special items for each period included the following:

  for the quarter ended December 31, 2019, a non-discrete U.S. Global Intangible Low Tax Income (“GILTI”) tax cost related to a U.S tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($45), costs associated with costs associated with the planned separation of Arconic ($34), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($27), legal and other advisory costs related to Grenfell Tower ($2), net costs related to a fire at a fasteners plant (net of insurance reimbursements) ($1), an impairment of assets of the energy business ($1), other charges ($1), partially offset by a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16) and other favorable tax items ($3);
  for the quarter ended September 30, 2019, costs associated with the planned separation of Arconic ($25), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($7), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($6), costs related to a fire at a fasteners plant ($4), and legal and other advisory costs related to Grenfell Tower ($1);
  for the quarter ended December 31, 2018, strategy and portfolio review costs ($7), legal and other advisory costs related to Grenfell Tower ($4), a charge for a number of small tax items ($4), and other charge ($1);
  for the year ended December 31, 2019, costs associated with the planned separation of Arconic ($78), a non-discrete GILTI tax cost related to a U.S. tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($45), costs associated with ongoing environmental remediation ($25), an impairment of assets of the energy business ($10), costs associated with negotiation of the collective bargaining agreement with the USW ($9), net costs related to a fire at a fasteners plant (net of insurance reimbursements) ($9), legal and other advisory costs related to Grenfell Tower ($8), strategy and portfolio review costs ($6), and other charges ($1), partially offset by other favorable tax items ($3); and
  for the year ended December 31, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), costs related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($18), strategy and portfolio review costs ($7), a charge for a number of small tax items ($5), other charges ($1), and a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve.

(3)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

Operational Tax Rate	Quarter ended December 31, 2019			Year ended December 31, 2019
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income before income taxes	$304	$29	$333	$575	$766	$1,341
(Benefit) provision for income taxes	(5)	104	99	105	265	370
Operational tax rate	(1.6)%		29.7%	18.3%		27.6%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended December 31,		Quarter ended September 30,		Year ended December 31,
	2019	2018	2019	2018	2019	2018
Arconic
Sales	$3,401	$3,472	$3,559	$3,524	$14,192	$14,014
Less:
Sales – Eger forgings	—	6	—	7	—	32
Sales – UK forgings	21	32	—	—	116	131
Sales – Latin America extrusions	—	—	—	—	—	25
Sales – Tennessee packaging	—	18	—	37	—	144
Aluminum price impact	(60)	n/a	(115)	n/a	(370)	n/a
Foreign currency impact	(14)	n/a	(26)	n/a	(130)	n/a
Arconic Organic revenue	$3,454	$3,416	$3,700	$3,480	$14,576	$13,682

Engineered Products and Forgings
Sales	$1,733	$1,715	$1,794	$1,683	$7,105	$6,798
Less:
Sales – Eger forgings	—	6	—	7	—	32
Sales – UK forgings	21	32	—	—	116	131
Aluminum price impact	—	n/a	(6)	n/a	(19)	n/a
Foreign currency impact	(2)	n/a	(12)	n/a	(53)	n/a
Engineered Products and Forgings Organic revenue	$1,714	$1,677	$1,812	$1,676	$7,061	$6,635

Global Rolled Products
Sales	$1,667	$1,755	$1,763	$1,839	$7,082	$7,223
Less:
Sales – Tennessee packaging	—	18	—	37	—	144
Aluminum price impact	(60)	n/a	(109)	n/a	(351)	n/a
Foreign currency impact	(12)	n/a	(14)	n/a	(77)	n/a
Global Rolled Products Organic revenue	$1,739	$1,737	$1,886	$1,802	$7,510	$7,079

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the sale of the forgings businesses in Eger, Hungary (divested in December 2018) and the United Kingdom (divested in December 2019), the sale of Latin America extrusions (divested in April 2018), the ramp-down of Arconic's North American packaging business at its Tennessee operations (completed in December 2018), and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods. The revenue from a small manufacturing facility that was divested in the second quarter of 2019 and the small energy business that was divested in the third quarter of 2019 was not material and therefore is included in Organic revenue.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash provided from operations	$506	$52	$426	$406	$217
Cash receipts from sold receivables	365	213	323	995	1,016
Capital expenditures	(171)	(111)	(271)	(586)	(768)
Adjusted free cash flow	700	154	478	815	465
Costs associated with planned separation	28	21	—	55	—
Adjusted free cash flow, excluding costs associated with planned separation	$728	$175	$478	$870	$465

There has been no change in the net cash funding in the sale of accounts receivable program in the fourth quarter of 2019. It remains at $350.

Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with planned separation are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), cash receipts from net sales of beneficial interest in sold receivables, as well as costs associated with the planned separation. It is important to note that Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with planned separation do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Short-term debt	$1,034	$1,434	$434	$435	$434
Long-term debt, less amount due within one year	4,906	4,905	5,901	5,899	5,896
Total debt	$5,940	$6,339	$6,335	$6,334	$6,330
Less: Cash, cash equivalents, and restricted cash	1,703	1,324	1,360	1,326	2,283
Net debt	$4,237	$5,015	$4,975	$5,008	$4,047

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$416	$326	$323	$1,035	$1,325

Special items:
Restructuring and other charges	(10)	119	(11)	620	9
Costs associated with planned separation	34	25	—	78	—
Environmental remediation	—	—	—	25	—
Collective bargaining agreement negotiation	—	—	—	9	—
Impairment of energy business assets	1	—	—	10	—
Legal and other advisory costs related to Grenfell Tower	2	1	4	8	18
Strategy and portfolio review costs	—	—	7	6	7
Fasteners plant fire costs	1	4	—	9	—
Settlements of certain customer claims primarily related to product introductions	—	—	—	—	38

Operating income excluding Special items	$444	$475	$323	$1,800	$1,397

Sales	$3,401	$3,559	$3,472	$14,192	$14,014

Operating income margin, excluding Special items	13.1%	13.3%	9.3%	12.7%	10.0%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Year ended
	December 31,
	2019	2018
Net income	$470	$642
Special items(1)	501	34
Net income excluding Special items	971	676

Net Assets:	December 31, 2019	December 31, 2018
Add: Receivables from customers, less allowances	$967	$1,047
Add: Deferred purchase program(2)	246	234
Add: Inventories	2,429	2,492
Less: Accounts payable, trade	2,043	2,129
Working capital	1,599	1,644
Properties, plants, and equipment, net (PP&E)	5,463	5,704
Net assets - total	$7,062	$7,348

RONA	13.7%	9.2%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.
(2)

The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

Contacts

Investor
Paul T. Luther
(412) 553-1950
Paul.Luther@arconic.com

Media
Esra Ozer
(412) 553-2666
Esra.Ozer@arconic.com